UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2022

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2022, Syros Pharmaceuticals, Inc. (the “Company”) entered into a Master Collaboration Agreement and a project schedule (collectively, the “Agreement”), with QIAGEN Manchester Limited (“QIAGEN”). Pursuant to the Agreement, QIAGEN has agreed to develop and commercialize an assay as a companion diagnostic test to determine the expression level of the Company’s proprietary RARA biomarker for use with tamibarotene, a selective retinoic acid receptor alpha, or RARα, agonist, in newly diagnosed higher-risk MDS patients.

Under the Agreement, QIAGEN is responsible for developing, and obtaining and maintaining regulatory approvals for the companion diagnostic test in the United States and, at the request of Syros and subject to the negotiation of mutually agreed payments, in the following additional markets: Canada, the United Kingdom, the member states of the European Economic Area, Switzerland, Mexico, Australia, Russia, Israel and Brazil (the “Additional Markets”). In addition, QIAGEN has agreed to use commercially reasonable efforts to manufacture the companion diagnostic test and, upon negotiation of mutually agreed terms, to make the companion diagnostic test commercially available in the United States, the Additional Markets and such other countries as the parties may mutually agree. QIAGEN has agreed to undertake specified actions to minimize the risk of an inability of supply occurring for the manufacture of the companion diagnostic test.

Subject to the terms of the Agreement and upon achievement of specified technical and development milestones, the Company is obligated to pay QIAGEN an amount up to a high single-digit million-dollar payment over the term of the initial project schedule in connection with developing and obtaining and maintaining regulatory approval for the companion diagnostic in the United States. In addition, the Company will reimburse QIAGEN for certain pass-through costs. These amounts are subject to adjustment if the parties determine that changes in the scope of the development program are required. In addition, QIAGEN will retain all proceeds from the commercialization of the companion diagnostic test. Syros has no financial obligations to QIAGEN under the Agreement on the commercialization of tamibarotene.

The initial term of the Agreement expires on the later to occur of (i) the fifth anniversary of the Agreement and (ii) the expiration or termination of all project schedules executed under the Agreement. Thereafter, the Agreement automatically renews for additional periods of one year. The Company may terminate the Agreement or a project schedule executed under the Agreement for convenience upon 90 day’s prior written notice to QIAGEN. Either party may terminate the Agreement or any project schedule executed under the Agreement, as applicable, upon a material breach of the other party that is not cured within 30 days after written notice of such breach, immediately upon the bankruptcy or insolvency of the other party, or in certain other circumstances described in the Agreement. In the event of a termination of the Agreement by the Company for reasons other than QIAGEN’s material breach or bankruptcy, the Company will be obligated to pay QIAGEN wind-down and other costs and other final payments.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: March 8, 2022	By:	/s/ Nancy Simonian, M.D.
Nancy Simonian, M.D.
President and Chief Executive Officer